Exhibit 99.1

Investor Contact: Ina McGuinness Vice President, Corporate Communications & Investor Relations 650.624.4949 ina.mcguinness@tercica.com	Media Contact: Kathleen Rinehart Director, Public Relations 650.238.1512 kathleen.rinehart@tercica.com

TERCICA NAMES MICHAEL ASTRUE TO BOARD OF DIRECTORS

Brisbane, Calif. – August 17, 2005 – Tercica, Inc. (NASDAQ: TRCA) announced today that it has named Michael Astrue to the company’s board of directors.

“As a strategist and business leader in the biotech industry, and with his extensive orphan drug and regulatory experience, Michael is in a position to make significant contributions to Tercica’s success,” said President and Chief Executive Officer of Tercica, John A. Scarlett, M.D. “As we stand poised for the commercial launch of our first product, and as we evaluate future growth opportunities for the company, his appointment adds valuable depth to our board of directors.”

Mr. Astrue most recently was president and chief executive officer of Transkaryotic Therapies where through his leadership, the company’s market capitalization grew in 26 months from approximately $150 million to $1.6 billion at the time of its buyout earlier this year. Prior to joining Transkaryotic Therapies in 2000 as its general counsel, Mr. Astrue was general counsel at Biogen and a partner at the Boston law firm Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo. From 1989 to 1992, he was General Counsel of the U.S. Department of Health and Human Services. From 1988 to 1989, Mr. Astrue served as Associate Counsel to Presidents Reagan and Bush, briefly also serving as White House ethics officer. Prior to that, Mr. Astrue was Counselor to the Commissioner of Social Security at the U.S. Department of Health and Human Services, and was acting Deputy Assistant Secretary for Legislation (Human Services).

Mr. Astrue also sits on the boards of ArQule, Inc., CuraGen Corporation, the Massachusetts High Technology Council, and the Kenneth B. Schwartz Center, a non-profit organization dedicated to strengthening the relationship between patients and caregivers in the changing health care system. He formerly was an adjunct instructor at Boston University Law School and currently is an adjunct instructor at Emerson College. Mr. Astrue received his B.A. magna cum laude from Yale University and his J.D. cum laude from Harvard University.

“I am excited to join Tercica’s board of directors at such a pivotal time in the company’s development,” said Mr. Astrue. “I look forward to helping the company advance its business strategy as it becomes a commercial organization.”

Also today, Tercica announced that Olle Isaksson has resigned from the board, effective immediately. Commenting on Professor Isaksson’s stepping down from the Board, Dr. Ross Clark, Tercica’s Founder, Director and Chief Technical Officer said, “Olle was instrumental in the founding of Tercica, raising our first seed funding, and supporting our vision of turning the promise of rhIGF-1 as a mediator of growth and metabolism into a new drug to treat short stature. Tercica thanks Olle for his many contributions to the company’s rapid progress from start-up to public company, and especially for his service to the Board since the company’s inception.” Professor Isaksson is Head of the Department of Internal Medicine at Sahlgrenska University Hospital in Goteborg, Sweden.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of products to improve endocrine health. The Company’s first product candidate, Increlex™ (mecasermin (rDNA origin) injection), or recombinant human insulin-like growth factor-1 (rhIGF-1), is being developed for the treatment of short stature and associated metabolic disorders. For further information on Tercica, please visit www.tercica.com.

Safe Harbor Statement

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements that the Company is planning for a commercial launch and transitioning into a commercial organization. Because Tercica’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include without limitation: (1) those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q filed on August 4, 2005; and (2) that there would be no product launch if the FDA does not grant Tercica marketing approval, grants Tercica marketing approval covering so few patients that it is not commercially reasonable for the Company to launch, or grants Insmed Incorporated’s product marketing exclusivity under the Orphan Drug Act that would block Tercica from being able to market or sell its product. These statements are based on information as of August 16, 2005, and the Company assumes no obligation to update any forward-looking statement.

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